EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the Cullen/Frost Bankers, Inc. 1997 Director Stock Plan and to the incorporation by reference therein of our report dated January 22, 2002, with respect to the consolidated financial statements of Cullen/Frost Bankers, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, as amended by the Reports on Form 10-K/A dated April 30, 2002 and June 27, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas December 20, 2002